EXHIBIT 99.3

[LETTERHEAD OF ROBERTSON STEPHENS, INC]

Board of Directors
Datum Inc.
9975 Toledo Way
Irvine, California 92618

Members of the Board:

Robertson Stephens, Inc. (“Robertson Stephens”) hereby consents to the inclusion of the opinion letter of Robertson Stephens, dated May 22, 2002, to the board of directors of Datum Inc. (“Datum”) as Annex C to, and to the references thereto under the captions “SUMMARY—Opinion of Datum’s Financial Advisor,” “THE MERGER—Background of the Merger,” “THE MERGER—Datum’s Reasons for the Merger; Recommendation of Datum’s Board” and “THE MERGER—Opinion of Datum’s Financial Advisor” in, the joint proxy statement/prospectus of Symmetricom, Inc. (“Symmetricom”) and Datum relating to the proposed merger transaction involving Symmetricom and Datum. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ROBERTSON STEPHENS, INC.

/s/ ROBERTSON STEPHENS, INC.

August 6, 2002